Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

Eon Labs, Inc.

Christopher LoSardo

Phone 718-276-8600

www.eonlabs.com

Eon Labs Reports Record Third Quarter 2004 Sales of $109.8 Million,
an Increase of 29.1%, and Earnings of $28.1 Million, an Increase of 57.6%

LAURELTON, NY, October 21, 2004– Eon Labs, Inc. (Nasdaq:ELAB) today reported net income of $28.1 million for the third quarter ended September 30, 2004, compared to $17.8 million in the comparable quarter in 2003, an increase of 57.6%.  For the nine months ended September 30, 2004, net income was $89.2 million, compared to $51.0 million in the comparable period in 2003, an increase of 75.0%.

Diluted earnings per share was $0.31 for the third quarter ended September 30, 2004, compared to $0.20 per share in the comparable quarter in 2003, an increase of 55.0%.

For the nine months ended September 30, 2004, diluted earnings per share was $0.98, compared to $0.56 per share in the comparable period in 2003, an increase of 75.0%.  The nine months ended September 30, 2004 included income of $0.09 per share from the receipt of a $10 million payment to settle all patent infringement litigation related to Nabumetone and the receipt of a $3.0 million bond related to the settlement of all patent infringement litigation involving Bupropion HCl, ER 100mg and 150mg tablets.  The nine months ended September 30, 2003 included income of $0.02 per share from the $3.5 million recovery of legal fees related to patent infringement litigation involving Nabumetone.

Net sales were a record $109.8 million for the third quarter ended September 30, 2004, compared to $85.0 million in the comparable period in 2003, an increase of 29.1%.  The sales growth in the third quarter was due principally to Bupropion HCl, ER 100mg and 150mg tablets which were introduced during the first quarter of 2004.  Other products introduced at the end of or subsequent to the third quarter ended September 30, 2003 that also contributed to the increase in net sales included Midodrine HCl, Metolazone USP, Benazepril HCl and Benazepril HCl/HCTZ and Fosinopril.  Net sales were $321.0 million for the nine months ended September 30, 2004, compared to $234.5 million in the comparable period in 2003, an increase of 36.8%.

Dr. Bernhard Hampl, President and Chief Executive Officer, commented, “We are very pleased to announce a new record for sales for the quarter. Bupropion continues to be an important contributor to the Company’s performance in 2004 along with other more recently introduced products in our broad portfolio.”

Currently, the Company has 30 ANDAs pending with the FDA that represent aggregate annual brand sales in excess of $15.9 billion.

The Company expects net sales and diluted earnings per share for the fourth quarter of 2004 to be between $105 million and $110 million and $0.27 and $0.31 per share, respectively.  For the full year 2004, the Company estimates net sales and diluted earnings per share to be between $425 million and $430 million and $1.25 and $1.29 per share, respectively.  Full year guidance includes the receipt of a $10 million payment to settle all litigation relating to Nabumetone and the receipt of a $3.0 million bond to settle all litigation related to Bupropion HCl, ER 100mg and 150mg tablets.  These payments have been recorded as income during the nine months ended September 30, 2004 and increase expected diluted earnings per share for the full year by $0.09 per share.

FINANCIAL REVIEW

Gross profit as a percentage of net sales was 54.3% for the third quarter ended September 30, 2004 compared to 54.9% for the comparable quarter in 2003. The decrease is primarily the result of price reductions on selected products offset by a favorable product mix, principally due to the introduction of Bupropion.

Selling, general and administrative expenses increased to $10.8 million for the third quarter ended September 30, 2004, compared to $10.7 million in the same quarter in 2003.  The higher expenses are primarily attributable to increases in insurance premiums for product liability and directors and officers’ coverage, selling expenses,  personnel related expenses and franchise taxes and higher distribution costs due to increased sales volume, offset by decreases in outside sales commissions and legal expenses primarily related to phentermine litigation.

Research and development expenses decreased to $6.0 million for the third quarter ended September 30, 2004, compared to $6.6 million in the same quarter in 2003.  The lower research and development spending was primarily attributed to a decrease in purchased materials, and lower expenses for bio-studies and payments relating to the completion of defined milestones under third-party product development agreements.  The decrease in these expenses is related principally to the timing of such expenditures.

The effective tax rate for the third quarter ended September 30, 2004 decreased to 35.2% from 40.0% in the comparable quarter in 2003. The decrease is attributable to a lower effective state tax rate, an increase in tax-exempt interest on investments and the recognition of additional state tax credits.

Eon will conduct a live audio webcast today at 10:00 a.m., Eastern Time to discuss the financial results for the third quarter of 2004.  To access the live audio webcast, visit the Investor Relations section of our website at www.eonlabs.com and follow the link.   Interested persons may listen to the live conference call by dialing (800) 811-0667, or (913) 981-4901 (international).  The password for the conference call is “ELAB.”  A replay of the conference call will be available until 5:00 p.m., Eastern Time on October 27, 2004 by calling toll free (888) 203-1112, or (719) 457-0820 (international).  The passcode for the replay is 923869.  The replay will also be available on the Investor Relations section of the Eon Labs, Inc. website.

Eon Labs is a generic pharmaceutical company specializing in developing, licensing, manufacturing, selling and distributing a broad range of prescription pharmaceutical products.  For press releases and other information, visit the Eon Labs, Inc. website at www.eonlabs.com.

Safe Harbor Statement under the U.S. Private Securities Litigation Reform Act of 1995: This release contains statements that are forward-looking in nature which express the beliefs and expectations of management. Such statements are based on current plans, estimates and expectations and involve a number of known and unknown risks, uncertainties and other factors that could cause the Company’s future results, performance or achievements to differ significantly from the results, performance or achievements expressed or implied by such forward-looking statements. These factors and additional information are discussed in the Company’s filings with the Securities and Exchange Commission and statements in this release should be evaluated in light of these important factors. Although we believe that these statements are based upon reasonable assumptions, we cannot guarantee future results. Forward-looking statements speak only as of the date on which they are made, and the Company undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

Eon Labs, Inc. and Subsidiaries

Consolidated Statements of Income

(Dollars in thousands, except per share amounts)

(unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2004	2003	2004	2003
Net sales	$109,778	$85,011	$320,969	$234,549
Cost of sales	50,187	38,376	137,144	109,782
Gross profit	59,591	46,635	183,825	124,767

Operating expenses:
Selling, general and administrative	10,832	10,698	36,183	24,751
Research and development	6,031	6,612	18,290	15,934
Total operating expenses	16,863	17,310	54,473	40,685

Operating income	42,728	29,325	129,352	84,082

Other income and (expense):
Interest income	617	337	1,550	1,001
Interest expense	—	—	—	(300)
Other income, net	—	37	13,046	148
Total other income, net	617	374	14,596	849

Income before income taxes	43,345	29,699	143,948	84,931
Provision for income taxes	(15,256)	(11,880)	(54,754)	(33,973)
Net income	$28,089	$17,819	$89,194	$50,958

Net income per share data:
Basic	$0.32	$0.20	$1.00	$0.58
Diluted	$0.31	$0.20	$0.98	$0.56

Weighted average common shares outstanding:
Basic	88,782,745	88,606,832	88,754,770	88,443,078
Diluted	90,583,501	90,508,282	90,729,710	90,482,958

The earnings per share and common share data for the three and nine months ended September 30, 2004 and 2003 reflect a 2-for-1 stock split effected in the form of a 100% stock dividend distributed in June 2004 to stockholders of record at the close of business on May 17, 2004.

Amortization of other intangibles of $940 for each of the quarters and $2,820 for the nine months ended September 30, 2004 and 2003 previously included in selling, general and administrative expenses has been reclassified to cost of sales for all periods.

Eon Labs, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

September 30, 2004 and December 31, 2003

(Dollars in thousands)

	September 30,	December 31,
	2004	2003
	(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$52,110	$43,852
Short-term investments	161,663	115,281
Other current assets	219,742	156,654
Total current assets	433,515	315,787

Property, plant and equipment, net	52,307	50,409
Goodwill and other intangible assets, net	70,121	72,941
Other assets	5,702	2,408
Total assets	$561,645	$441,545

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	$138,732	$102,838
Long-term liabilities	9,872	9,927
Total liabilities	148,604	112,765
Total stockholders’ equity	413,041	328,780
Total liabilities and stockholders’ equity	$561,645	$441,545